Exhibit 99.1

PEER GROUP OF COMPANIES

1.	Aquinox Pharmaceuticals, Inc.

2.	Arbutus Biopharma Corporation

3.	Atara Biotherapeutics, Inc.

4.	Bellicum Pharmaceuticals, Inc.

5.	Calithera Biosciences, Inc.

6.	Cascadian Therapeutics, Inc.

7.	Celldex Therapeutics, Inc.

8.	Cellular Biomedicine Group, Inc.

9.	Cidara Therapeutics, Inc.

10.	Corvus Pharmaceuticals, Inc.

11.	CytomX Therapeutics, Inc.

12.	Fate Therapeutics, Inc.

13.	Ignyta, Inc.

14.	Immune Design Corp.

15.	Iovance Biotherapeutics, Inc.

16.	Karyopharm Therapeutics Inc.

17.	MacroGenics, Inc.

18.	Miragen Therapeutics, Inc.

19.	Mirati Therapeutics, Inc.

20.	OncoMed Pharmaceuticals, Inc.

21.	Regulus Therapeutics Inc.

22.	Stemline Therapeutics, Inc.